Steven R. Howard, Esq. showard@mrllp.com	New York Office 800 Third Avenue, 24th Floor New York, NY 10022 P 212.730.7700 F 212.730.7725 www.mrllp.com

September 23, 2014

Aspiration Funds
9200 W. Sunset Boulevard
Los Angeles, California 90069

Dear Ladies and Gentlemen:

We have acted as counsel to the Aspiration Funds, a Delaware business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission (the "SEC") of the Trust's Registration Statement on Form N-1A (File Nos. 333-192991, 811-22922 (the "Registration Statement"), registering an indefinite number of shares of beneficial interest of the series, Aspiration Flagship Fund (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").
You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement and Pre-Effective Amendment Nos. 1 through 4 thereto, the Trust's Declaration of Trust, as amended, and By-Laws and the actions of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust.  In rendering out opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.
Our opinion, as set forth herein, is based on the facts in existence and the law in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other state laws, including "blue sky" laws of any state, including Delaware.
Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Prospectus and Statement of Additional Information included in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable under Delaware law.

Aspiration Funds
September 23, 2014

This opinion in intended for your use in connection with the offering of the Shares and may not be relied upon by any person other than you and the shareholders of the Fund.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus and Statement of Additional Information under the caption "Fund Counsel."  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.
Very truly yours,

/s/ Steven R. Howard

MICHELMAN & ROBINSON, LLP